SHARE AND PURCHASE AGREEMENT

       This agreement is dated February 11, 2003, and is

                                     BETWEEN

       ASW International I, BV a company organized under the laws of The Netherlands, with outstanding capital of 18.151,21 Euros and its registered office in (1083 HK) Amsterdam, The Netherlands, at Drentestraat 24 BG, with BV number 604.699, registered with the Chamber of Commerce for Amsterdam under number 33294385 (the "Seller"), represented herein by Mr. Joseph R. Grewe, duly authorized in accordance with board of directors resolution of AS International Inc in its capacity as managing director of the Seller, dated February 5, 2003, a copy of which is attached as Annex A hereto.

                                                             - on the one side -

                                       AND


       Maberfin S.p.A. a company organized under the laws of Italy, with outstanding capital of 1,238,400 Euro and its registered office in Ponte San Pietro (BG) at Via Ciro Menotti 4 (the "Purchaser"), represented herein by Mr. Michele Mazzucconi, duly authorized in accordance with board of directors resolution of Maberfin S.p.A., dated February 3, 2003, a copy of which is attached as Annex B hereto.


                                                           - on the other side -

       (hereinafter, collectively, referred to as the "Parties").


                                     WHEREAS

a) Speedline S.r.l. ("Speedline") is a company organized under the laws of Italy, with outstanding capital of Euro 18,091,580 with its registered office in Tabina di Santa Maria di Sala, Venice, Italy, Via Salgari 6;

b) Speedline is a wholly-owned subsidiary of ASW International II, BV, a company organized under the laws of The Netherlands, with outstanding capital of 22.689,01 Euros and its registered office in (1083 HK) Amsterdam, The Netherlands, at Drentestraat 24 BG, with BV number 604.778, registered with the Chamber of Commerce for Amsterdam under number 33294386 ("ASW-II)"). ASW-II is a wholly-owned subsidiary of the Seller;

c) Speedline is, inter alia, engaged in the business of manufacturing, distribution and sale of aluminum, magnesium and alloy wheels and hubcaps and other fittings for the automotive industry (the "Business");

d)            the Purchaser is interested in acquiring the Business;

e) the Seller owns all the Shares of ASW-II (as hereinafter defined) and has offered the Purchaser to acquire the Business by way of the acquisition of the Shares, and the Purchaser is consequently accepting to acquire the Shares as a mean to acquire Speedline srl and the Business, upon the terms and subject to the conditions hereinafter set forth;

f) the Purchaser has started a due diligence review of ASW-II, Speedline and the Subsidiaries (as hereinafter defined) since February 3, 2003.

       NOW, therefore, the Parties hereto agree as follows:


                                    Article 1
                       Definitions / Terms of Construction

1.1    Gender and Number.

       Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.2    Headings.

       The provision of a table of contents, the division of this Agreement into Articles, Sections, subsections, paragraphs and other subdivisions, and the insertion of headings, are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.3    Annexes and Exhibits.

       Each of the recitals to this Agreement and each of the Annexes and Exhibits attached hereto shall constitute an integral and substantial part of this Agreement.

1.4    Currency.

       Unless otherwise specifically indicated, all payments to be made under this Agreement shall be made in US Dollars.

1.5    Adverse Construction.

       This Agreement and the language in all parts herein shall in all cases be construed as a whole, according to their fair meaning, and no presumption shall be inferred or implied that the terms hereof be more strictly construed against one Party as opposed to another by reason of the rule of construction in which a document is to be construed more strictly against the Party who has prepared the same, it being agreed and acknowledged that the Parties and their representatives have participated in the drafting and negotiation of this Agreement.

1.6    Definitions.

     The words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement and its Exhibits, Annexes and other documents attached hereto;

     The following terms shall have the respective meanings set forth below:

     "Agreement": means this Share Purchase Agreement and all annexes, exhibits, and other documents attached hereto.

     "Amcast":   means  Amcast  Industrial  Corporation  with  offices  at  7887
     Washington Village Drive, Dayton, Ohio 45459 USA, the indirect parent company of the Seller.

     "Amcast Affiliates": means all companies pertaining to Amcast group or participated by Amcast.

     "Antitrust Authority": means the Autorita Garante della Concorrenza e del Mercato, having an office in Rome, Italy or any other antitrust authority having jurisdiction over the transactions contemplated herein.

     "Annex": means any attachment, schedule, annex and information or document contained in or attached to this Agreement.

     "Business": as defined in the recitals to this Agreement.

     "Business Day": means any calendar day, other than Saturday, Sunday and public holidays in Italy and The Netherlands.

     "c.c.": means the Italian Civil Code.

     "Closing": means the transfer of the Shares through the execution of the Deed of Transfer, the payment of the Purchase Price pursuant to Section 2.2, and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions required to be executed and exchanged and performed and consummated on the Closing Date pursuant to this Agreement.


     "Closing Date": means March 17, 2003, or the any preceding or following date, as indicated by the Purchaser and communicated to the Seller and the Notary with at least 3 (three) Business Days prior written notice, it being understood that such Closing Date shall not be later than April 14, 2003.


     "Closing Costs": as defined in Section 11.1 hereof.

     "Confidential Information": as defined in Section 9.1 hereof.

     "Counter Guarantees": as defined in Section 8.1 hereof.

     "Deed of Transfer": as defined in Section 4.1 hereof.

     "Employees": means all the employees of Speedline and the Subsidiaries as of the date hereof.

     "Euro": means the currency of the European Union.

     "Knowledge" or "Seller's Knowledge": means matters actually known by the directors, president, chief executive officer or chief financial officer of the relevant company, as the case may be.

     "Law" or "Laws": means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of such laws, binding on or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them.


     "Notary": means Ms. Carolien Johanna Bosch a civil law notary in Amsterdam, The Netherlands of the firm Lexence, Amsterdam, The Netherlands or such other substitute in Amsterdam, The Netherlands that the Purchaser may recommend and the Seller agree, which agreement shall not be unreasonably denied.


     "Party" or "Parties": the Purchaser or the Seller or both, as the context may require.
                                       3

     "Person":  means  any  natural  person,  firm,  partnership,   association,
     corporation, trust, public body or government.

     "Purchase Price": as defined in Section 2.2 hereof.

     "Purchaser Loan": as defined in Article 2.3 hereof.

     "Purchaser's Representative" means Mr. Michele Mazzucconi, a representative selected by Purchaser to be kept informed of Speedline's and Subsidiaries' day-to-day and ordinary management, as set forth in Article 5;

     "Remaining Purchase Price" as defined in Section 2.3 (ii) hereof.

     "Shares": means the registered shares representing the entire outstanding capital and ownership interests in ASW-II.

     "Speedline": as defined in the recitals to this Agreement.

     "Subsidiaries": means the direct and indirect subsidiaries of Speedline, as set forth in Annex 6.2.

     "United States Dollars" or "US$": means the legal currency of the United States of America.

     "Withdrawal Time Limit": as defined in Article 3 hereof.

                                    Article 2
                                Sale and Purchase

2.1    Scope of the Agreement.


       On the Closing Date, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, or procure the purchase from the Seller by a third party (provided that such third party is controlled by the Purchaser or by the Mazzucconi family) of, all of the Shares and the ownership by executing the Deed of Transfer and performing the Closing.


2.2    Purchase Price.


2.2.1 The Parties agree that should the Closing take place on or prior March 17, 2003, the Purchaser shall pay to the Seller, as consideration for the sale and transfer of the Shares, a purchase price equal to US$ 3,000,000.00 (three million) or to such increased amount as set forth in
       Section  2.2.2  (the   "Purchase   Price"),   without  any  post  closing
       adjustment.

2.2.2 The Parties further agree that should the Closing take place in the period March 17, 2003 - April 14, 2003 the Purchase Price shall increase as follows:

- if Closing takes place in the period (and including) March 18, 2003 - March 24, 2003, the Purchase Price shall be equal to US$ 3,250,000.00 (three million two hundred fifty);

- if Closing takes place in the period (and including) March 25, 2003 - March 31, 2003, the Purchase Price shall be equal to US$ 3,500,000.00 (three million five hundred);

-             if Closing takes place in the period (and including) April 1, 2003
              - April 7, 2003, the Purchase Price shall be equal to US$ 3,750,000.00 (three million seven hundred fifty);
                                       4

- if Closing takes place in the period (and including) April 8, 2003 - April 14, 2003, the Purchase Price shall be equal to US$ 4,000,000.00 (four million).


2.3    Payment of the Purchase Price.


       The Purchase Price shall be paid by the Purchaser to the Seller as follow:


(i) The Purchaser undertakes to pay not later than February 12 (time being of the essence) to the Seller an amount of US$ 2,000,000.00 (two million) as advance payment of the Purchaser Price ("Advance Payment") by wire transfer, in immediately available funds in the bank account no. c/a 59.78.03.250 opened in the name of Seller at ABN AMRO Bank or in a manner specified by the Seller. These funds, less any Dutch taxes on capital investments, shall be immediately be contributed to the capital account of ASW International II, BV to be used exclusively for loans to Speedline as set forth in
              Section 2.4 below.

(ii)          The Purchaser undertakes to pay and transfer not later than 1
              (one) day prior to the Closing Date the Remaining Purchase Price by delivering to the Seller one or more registered bank cheques, in the name of the Seller, for an amount equal to the Remaining Purchase Price. Then, the Seller shall deliver to the Notary a letter stating that the Purchase Price has been entirely paid and the Parties shall complete the Closing by executing the Deed of Transfer through their authorized representatives.


2.4    Undertaking at Signing

       No later than 2 (two) days after receipt of Advance Payment  indicated in
       Section 2.3(i) above, the Seller shall pay and contribute to the capital of ASW-II an amount of TWO MILLION UNITED STATES DOLLARS (US$ 2,000,000.00), less any Dutch taxes for such capital contributions, and, from time to time, also upon a binding request by the Purchaser Representative, but in any event on the date of any notice of withdrawal by Purchaser, cause ASW-II to lend to Speedline the same amount in immediately available funds in a Speedline bank account to be specified by Speedline as an interest (4%) bearing loan repayable at Speedline's discretion on or before December 31, 2003 ("Additional Seller Loan").

                                    Article 3
                                Withdrawal Right

3.1    Withdrawal Right.


3.1.1 The Purchaser has already started a due diligence review of ASW-II, Speedline and its Subsidiaries also through the Purchaser's Representative. Ultimately on the basis of the results of such a due diligence, the Purchaser shall have the right to withdraw from Closing, by giving written notice to the Seller, at least, 1 (one) Business Day prior to the Closing Date ("Withdrawal Time Limit", such time period being of the essence). In this respect, if the Purchaser gives notice of withdrawal, then the Closing shall not take place and Seller shall be entitled to retain an amount of ONE MILLION UNITED STATES DOLLARS (US$1,000,000.00) out of the amount received as Advance Payment, as consideration of the exercise of Purchaser's withdrawal right from Closing, whereas the Seller shall return to the Purchaser the remaining ONE MILLION UNITED STATES DOLLARS (US$1,000,000.00) out of the amount received as Advance Payment by immediately causing ASW-II to assign the Purchaser the right to repayment by Speedline of the corresponding quota of the Additional Seller Loan, including interests accrued; in such a case, such loan (i.e., US$ 1 million) shall be repaid by Speedline not later than December 31, 2003 and shall be secured (simultaneously with the assignment) by a security interest in certain Speedline accounts receivable designated by Speedline from time to time, with right of substitution, to the fullest extent allowable under Italian Laws, for an aggregate amount of one (1) million US Dollars and the Seller shall procure that such security too is assigned to the Purchaser.


3.1.2 The Parties agree that after the expiry of the Withdrawal Time Limit without Seller's receipt of the withdrawal notice indicated above, the Closing shall occur, it being understood that should Purchaser not complete the Closing, Seller shall be entitled to receive the Penalty For Withdrawal, as set forth in Section 3.1.1 above.

3.2    Special Withdrawal Right.

       Notwithstanding the provision of Section 3.1, the Purchaser shall have a special right to withdraw from Closing without obligation to pay any penalty, by giving written notice to the Seller no later February 17, 2003 ("Special Withdrawal Time Limit", such time period being of the essence). The Purchaser shall be entitled to such Special Withdrawal Right exclusively in case the due diligence review of ASW-II reveals any material liabilities of ASW-II, including joint or indirect liabilities, any significant tax risks or any material costs or disadvantages involved in disassembling or liquidating ASW-II or transferring Speedline or the Shares to an Italian entity. In this respect, if the Purchaser gives notice of Special Withdrawal Right, then this Agreement shall be terminated, the Closing shall not take place and Seller shall return to the Purchaser the full amount of TWO MILLION UNITED STATES DOLLARS (US$2,000,000.00) which the Seller received as Advance Payment, by immediately causing ASW-II to assign the Purchaser the right to repayment by Speedline of the Additional Seller Loan, including interests accrued; such loan shall be repaid by Speedline not later that December 31, 2003 and shall be secured (simultaneously with the assignment) by a security interest in certain Speedline accounts receivable designated by Speedline from time to time, with right of substitution, to the fullest extent allowable under Italian Laws, for an aggregate amount of TWO (2) million US Dollars, and the Seller shall procure that such security too is assigned to the Purchaser.

                                    Article 4
                                Closing Mechanics

4.1    Deed of Transfer.

       On the Closing Date, the Parties shall execute the transfer of the Shares by entering into a notarial deed of transfer, substantially in the form of Annex 4.1 (the "Deed of Transfer"), before the Notary, and in accordance with applicable Laws and formalities in The Netherlands, it being understood that the Parties shall continue to be bound by all the provisions of this Agreement notwithstanding that some of these provisions may not be expressly reflected in the Deed of Transfer. It is also understood that, in case of discrepancies between this Agreement and the Deed of Transfer, the provisions of this Agreement shall prevail to the extent permitted by applicable Law.

4.2    Filing with the Trade Register of the Chamber of Commerce.

       The Parties shall instruct the Notary to fulfill promptly all the formalities required in order to, as soon as possible after the execution of the Deed of Transfer, annotate the name of the Purchaser as registered owner of the Shares in the shareholder records of ASW-II and with the Traderegister of the Chamber of Commerce register the Purchaser's Director (as hereinafter defined) as statutory director of ASW-II in accordance with Section 4.3(c) hereof.

4.3    Seller's Deliveries and Obligations.

       On the Closing Date, the Seller shall:
                                       6

a) deliver a certified copy of the corporate resolutions of the Seller approving the entering into of this Agreement and the completion of all transactions contemplated hereunder substantially in the form of Annex 4.3(a) attached hereto;

b) deliver a legal opinion letter, substantially in the form of Annex 4.3(b), certifying the powers of the Seller's authorized representative;

c) pass a shareholder resolution to accept the resignation of Seller as statutory director of ASW-II and appoint a director who shall have been designated and notified by the Purchaser to the Seller at least three (3) Business Days prior to the Closing Date (the "Purchaser Director") as statutory director of ASW-II;

d) deliver letters of resignation from Byron O. Pond, Joseph R. Grewe , Francis J. Drew, and Samuel T. Rees as members of the board of directors of Speedline and any of the Subsidiaries of which they are directors, and cause AS International, Inc. to resign as managing director of ASW-II, or cause otherwise the cessation from office of such directors as of the Closing Date;

e) appoint as members of the board of directors of Speedline and its Subsidiaries, those members who shall have been identified by the Purchaser and notified to the Seller at least three (3) Business Days prior to the Closing Date;

f) use its best reasonable efforts to cause the (actual and alternate) members of the board of statutory auditors of Speedline and the Subsidiaries to resign from office on or as of the Closing Date;

g) deliver to the Purchaser all the corporate and accounting books and records of ASW-II, Speedline and the Subsidiaries.

4.4    Purchaser's Deliveries and Obligations.

       On the Closing Date, the Purchaser shall:

a) deliver a certified copy of the corporate resolutions of the Purchaser approving the entering into of this Agreement and the completion of all transactions contemplated hereunder;

b) deliver a legal opinion letter, substantially in the form of Annex 4.4(b), certifying the powers of the Purchaser's authorized representative;

c) deliver letters duly signed by the Purchaser containing full releases for the resigning members of the board of directors and board of auditors of ASW-II, Speedline and the Subsidiaries as well as indemnification obligations in favor of all such directors and auditors, to the extent permitted by applicable Laws;

d) provide and deliver the releases or the Counter Guarantees pursuant to the terms of Section 8.1 hereof.

                                    Article 5
                               Interim Management

5.1      Interim Management.

       During the period from the date hereof until the Closing Date, or the receipt of notice of withdrawal by Seller as per Article 3 hereof, the Purchaser Representative shall have full access to Speedline and
                                       7

       Subsidiaries' premises and shall be kept informed of the day-to-day and ordinary management of Speedline and its Subsidiaries.

       The Parties specifically agree that the Seller shall not and shall cause Speedline and its Subsidiaries not to carry out the following actions without the consent of the Purchaser Representative (which consent shall be given in good faith within 24 hours from the request - the Parties agree no reply or a reply after the expiration of such term shall be deemed an implied consent - and may be not be unreasonably withheld or denied):

       a)     make quotations of products to be sold to OEM customers

       b)     execute long term supply agreement;

       c) hire or fire any managers or key consultants or increase the rate of compensation payable or to become payable to any employees or key consultants, other than (i) una tantum payments (the cost of which is borne by the Seller) or (ii) increases made in accordance with normal past practice or mandated by Law;

       d) resolve capital expenditures in excess of EURO one hundred thousand ((euro)100.000,00=).

                                    Article 6
                  Representations and Warranties of the Seller

To Seller's Knowledge, the following representations and warranties are true and correct in all material aspects as of the date hereof and they shall be true and correct in all material respects as of the Closing Date:

6.1    Authority to Sign and Conflicts of Interest.

       Subject to approval of this Agreement and the transactions contemplated herein by the board of directors of Amcast, the Seller has all requisite power, authority and approval required to enter into, sign, and deliver this Agreement and to perform fully the Seller's obligations hereunder. This Agreement has been duly executed and delivered by the Seller and constitutes valid and legally binding obligations of the Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the completion or performance of any of the obligations and/or transactions contemplated herein will:

     a) breach the articles of association or other constitutional documents, by-laws or any directors' resolution of the Seller, or

     b) contravene, conflict with, or result in a violation of any law or regulation, order, judgment, writ, injunction, decree, statute to which the Seller may be subject.

6.2    Due Incorporation of ASW-II, Speedline

       ASW-II is a corporation duly incorporated under the laws of The Netherlands. Speedline is a corporation duly incorporated under the laws of Italy and has full corporate power and authority to own its properties. Annex 6.2 sets forth a true and complete list of all the Subsidiaries, permanent establishments and all locations where Speedline or any of the Subsidiaries maintains a branch or a representative office included in the Business. Correct and complete copies of the deed of incorporation and of the current by-laws of each of ASW-II, Speedline and the Subsidiaries have been previously provided to the Purchaser.
                                       8

6.3    Title to the Shares.

       The Shares are owned by the Seller as the registered and beneficial owner thereof with a good and valid title thereto. The Shares are held free and clear of all liens and encumbrances. The delivery to the Purchaser of the Shares pursuant to the provisions of this Agreement will transfer the Shares to the Purchaser free and clear of all security interests, options, equities, claims, pre-emption rights or other third party rights, restrictions and claims of every kind. ASW-II owns all the quotas of Speedline free and clear of all liens and encumbrances and Speedline owns the participation in the Subsidiaries, free and clear of any lien.

                                    Article 7
                 Representations and Warranties of the Purchaser

To Purchaser's Knowledge, the following representations and warranties are true and correct in all material respects as of the date hereof and they shall be true and correct in all material respects as of the Closing Date.

7.1    Authority to Sign and Conflicts of Interest.

       The Purchaser has all requisite power, authority and approval required to enter into, sign, and deliver this Agreement and to perform fully the Purchaser's obligations hereunder. This Agreement has been duly executed and delivered by the Purchaser and constitutes valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the completion or performance of any of the obligations and/or transactions contemplated herein will:

     a) breach the articles of association or other constitutional documents, by-laws or any directors' resolution of the Purchaser, or

     b) contravene, conflict with, or result in a violation of any law or regulation, order, judgment, writ, injunction, decree, statute to which the Purchaser may be subject.

7.2    Due Incorporation of Purchaser.

       The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Italy.

7.3    Acknowledgments.

       The Purchaser acknowledges that at the time of the Closing (i) it will have conducted a due diligence review and (ii) all materials and information  requested  by  the  Purchaser  have  been  provided  to  the
       Purchaser to the Purchaser's satisfaction. Except for the express representations and warranties contained herein, the Purchaser acknowledges that the Seller has made no representations, warranties or agreements of any kind as to ASW-II, Speedline, its Subsidiaries or the Business.

                                    Article 8
                               Other Undertakings

8.1    Replacement of Security And Policies.


       The Purchaser undertakes to obtain, prior to the Closing Date, releases of any and all obligations undertaken by the Seller, Amcast or any person or entity controlling, controlled by or under common control with Amcast ("Amcast Affiliates") in favor of or in the interest of ASW-II, Speedline or the Subsidiaries, as listed on Annex 8.1 attached hereto, and provide
                                       9
       satisfactory evidence of such releases to the Seller. In case of impossibility to obtain the releases described above, the Purchaser shall provide the Seller with guarantees, performance bonds or fideiussioni acceptable to Seller (in Seller's sole discretion) ("Counter Guarantees") to cover Seller's liability. The Purchaser shall use its best efforts to obtain such releases or Counter Guarantees no later than the Closing Date, and in any case, shall indemnify and hold harmless the Seller, or any of the Amcast Affiliates, as the case may be, in case any demand or claim is made to any of them in respect of any obligation before full release is obtained or such Counter Guarantee established.


8.2 Antitrust Filing. Prior to the Closing Date, the Purchaser shall make, with the assistance of the Seller, the antitrust filing under applicable Laws in respect of the purchase of ASW-II, Speedline and the Subsidiaries as well as any and all transactions contemplated in this Agreement.

8.3 Intercompany Debts. The intercompany debts will be handled as set forth in Annex 8.3 hereof. Seller shall cause certain of these debts to be either forgiven or contributed to the capital of ASW-II in the most appropriate manner taking into account the possible tax effects for Amcast, ASW International Inc., Seller, ASW- II and Speedline.


8.4 Exclusivity. The Parties agree that the starting from the earlier of (i) March 17, 2003 (in case the Closing has not taken place), or (ii) the receipt of the notice of withdrawal by Seller as set forth in Article 3, the Seller shall be entitled to start or proceed with negotiation with third parties for sale or implementation of any other transaction concerning ASW-II, Speedline or any Subsidiaries in any whatsoever form and manner.


8.5 North American Trademark License. On or prior to the Closing Date Speedline shall sign an amended license agreement concerning the marketing and sale in NAFTA countries of its products with the trademark "Speedline" with Amcast for a duration of fifteen (15) years in the form attached hereto as Annex 8.5.

8.6 Speedline Credit. Speedline will enter into an agreement with Amcast whereby they will agree that (i) the amount of the credit currently owed by Amcast to Speedline will be reduced to $ 300,000 and (ii) Amcast will agree to pay such credit in quarterly installments of $ 75,000 each commencing April 1, 2009.

                                    Article 9
                                 Confidentiality

       For a period of two (2) years starting from the date hereof, the Parties shall keep strictly confidential all information delivered, provided or disclosed in any manner from one Party to the other Party pursuant to this Agreement (the "Confidential Information") and will not disclose or otherwise make public, without the prior written consent of the disclosing party, the Confidential Information to third parties (other than to a professional or other advisor of the Party which has received the Confidential Information, in which case such Party shall cause the recipient of the Confidential Information to comply with the terms of this provision as if it were a party to this Agreement), provided that no Party hereto shall be obligated to keep confidential or shall incur in any liability for disclosure of the Confidential Information which:

     a) was already in the public domain or comes into the public domain without any breach of this Agreement;

     b) was lawfully in that Party's possession prior to the entering into of this Agreement;

     c) was disclosed by third parties having lawful possession of the Confidential Information and the right to disclose same; or
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

     d) must be disclosed by a party pursuant to laws, regulations or governmental orders binding on such party, such as, by way of example but without limitation, applicable securities laws.

                                   Article 10
                                  Arbitration

10.1   General.

       Unless settled by mutual agreement, any dispute whatsoever that might arise out of or in connection with the performance or the meaning of this Agreement or in connection with any other matter of whatsoever nature concerning this Agreement shall be submitted to arbitration and finally settled in accordance with and subject to the Rules of Arbitration of the Milan Chamber of Commerce then in force and finally settled by three arbitrators.

10.2   Appointment of the Panel of Arbitrators.

       The panel of arbitrators will be appointed as follows: each Party will appoint an arbitrator and the two arbitrators appointed by the Parties will appoint a third arbitrator who shall act as chairman of the panel. In case the third arbitrator is not appointed within thirty (30) Business Days from the appointment of the last of the two arbitrators appointed by the Parties or one of the Parties has not appointed its arbitrator within fifteen (15) Business Days from the notice of the appointment of the arbitrator by the other Party, the third arbitrator and/or the arbitrator not appointed by the relevant Party will be appointed by the Milan Chamber of Commerce upon request of either Party.

10.3   Place of Arbitration.

       Unless otherwise agreed in writing by the Parties, the arbitration will take place in Milan, in the English language, it being understood that the arbitrators shall be fluent in English.

10.4   Costs of Arbitration.

       Each Party shall pay its own counsel's fees and costs. The cost of the arbitration will be assessed against the unsuccessful Party, with respect to any claim unsuccessfully disputed by the relevant Party, and the arbitrators shall make such cost allocation in their decisions.

                                   Article 11
                                    Expenses

11.1   Expenses of Sale.

       The Seller on one hand, and the Purchaser on the other, shall bear their own direct and indirect costs and expenses, including, without limitation, any filing fee or expenses, fees and expenses of all attorneys, accountants and other professionals, incurred in connection with the negotiation and preparation of this Agreement, and the completion and performance of the transactions contemplated herein. All reasonable and customary costs and expenses of sale and closing the transactions contemplated by this Agreement shall be paid by the Purchaser including, without limitation, any and all notarial fees and expenses and stamp duties, excluding, however, any fees or expenses of the Seller's attorneys, accountants and advisors (the "Closing Costs"), only as long as the size of costs and expenses and stamp duties of the sale and closing in The Netherlands is equivalent to the costs, expenses and duties it would involve in case sale and closing took place in Italy. Any costs, expenses and duties in excess should be born entirely by the Seller.
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

                                   Article 12
                               General Provisions

12.1   Notices.

       Any notice, notification or other communication required or permitted to be given hereunder shall be, in writing, and shall be delivered in person, transmitted by courier, or registered mail receipt return, telegram, telefax with receipt confirmation, and addressed as follows:

       (a)    if to the Seller to:

              Mr. Joseph Grewe, President
              Amcast Industrial Corporation
              7887 Washington Village Drive
              Dayton, OH 45459-3959
              USA

              Fax no.: +1-937-291-7007
              Tel no.: +1-937-291-7000

              CC: Mr. Samuel Rees, Legal Counsel
              Amcast Industrial Corporation
              7887 Washington Village Drive
              Dayton, OH 45459-3959
              USA

              Fax no.: +1-937-291-7007
              Tel no.: +1-937-291-7000


       (b)    if to the Purchaser to:
              Mr. Michele Mazzucconi
              c/o Mazzucconi S.p.A.
              Ponte S. Pietro (BG) Italy
              Fax no.: 035-617696
              Tel no.: 035-4551211


              CC: Mr. Stefano Zonca
              Zonca Briolini Felli
              Via Verdi 7
              24121 Bergamo Italy
              Fax no. 035-232833
              Tel no.: 035-221023

       (c)    if to the Notary to:
              Lexence
              t.a.v. Mrs. C.J. Bosch
              Peter van Anrooystraat 7
              1076 DA Amsterdam
              The Netherlands
              Fax no: +31 20 5736 888
              Tel no: +31 20 5736 860

       In case any Party may, at any time, change its address, same shall give immediately notice to the other Party of such change.
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

12.2   Entire Agreement.

       This Agreement (including any Exhibits or Annexes hereto) and the agreements, documents and instruments to be signed and delivered pursuant hereto or thereto, are intended to function as the final, complete and exclusive agreement among the Parties with respect to the purchase of the Shares and related transactions, and are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

12.3   Further Cooperation.

       The Parties covenant and agree, at the request and expense of the requesting party, to execute and deliver any deed or document, and to fulfill any obligation or any other duty to be performed pursuant to the Agreement or which is legally necessary to complete the purchase, sale and transfer of the Shares and the transactions contemplated in this Agreement.

12.4   Amendments.

       No amendment, modification or waiver of any provision of this Agreement shall be valid and binding unless approved in writing by the Party against which such amendment, modification or waiver is invoked. No waiver of the Parties shall constitute a waiver of any other provision unless such waiver is otherwise expressly provided.

12.5   Severability.

       Any Article, section, paragraph, subsection or other provisions of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed from this Agreement, to the extent permitted under applicable law, and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect the remaining provisions hereof and be replaced by a provision reflecting the intent of the Parties.

12.7   Assignment.

       This Agreement and the related rights, interests, and obligations shall not be assigned by the Seller and the Purchaser without the prior written consent of the other Party and any attempt of transfer or assignment of this Agreement without the consent of the other Party shall be deemed void and with no effect.

12.8   Counterparts.

       This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
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

12.9   Governing Law; Language.

       This Agreement shall be governed by, and construed in accordance with the laws of Italy. This Agreement is being executed in the English language, and the English version shall prevail, control and supersede any translation hereof into any other language.

                                      * * *

       IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by officers duly authorized hereunto as of the date first above written.

For the Seller:

ASW International I, BV



By: /S/ Joseph R. Grewe
   -----------------------------------------------------------
Name: Joseph R. Grewe
Title: Vice President




For the Purchaser:

Maberfin S.p.A.



By: /S/ Michele Mazzucconi
   -----------------------------------------------------------
Name: Michele Mazzucconi
Title: Member of the Board and Authorized Representative











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